TOLL BROTHERS, INC. & SUBSIDIARIES       EXHIBIT 11

            STATEMENT:  COMPUTATION OF EARNINGS PER SHARE
               (In thousands except per share amounts)

                                      YEAR ENDED OCTOBER 31,
                                    1997        1996         1995
Net income per income statement   $65,075     $53,744      $49,932

Addback:  Interest on
 convertible debentures, net
 of income taxes                    1,512       1,543        1,585

Net income (Fully diluted)        $66,587     $55,287      $51,517

Earnings per share:
  Primary                         $  1.86     $  1.56      $  1.47

  Fully Diluted                   $  1.78     $  1.50      $  1.41

PRIMARY SHARES:
Weighted average shares
  outstanding                      34,127      33,868       33,510

Common stock equivalents -
  stock options                       791         624          399

  TOTAL                            34,918      34,492       33,909

FULLY DILUTED SHARES:
Weighted average share
  outstanding                      34,127      33,868       33,510

Common stock equivalents -
  stock options                       882         634          690
Shares issuable on conversion
  of subordinated debentures        2,345       2,389        2,451

  TOTAL                            37,354      36,891       36,651